UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2011 (August 19, 2011)

GENESIS ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 19, 2011, Genesis Energy, L.P. (the “Company” or “we”) entered in a Second Amendment to Second Amended and Restated Credit Agreement (the “Second Amendment”) among the Company as borrower, BNP Paribas as administrative agent, and each of the other lenders party thereto. The Second Amendment, among other things, amended our senior secured revolving credit facility to increase the committed amount from $525 million to $775 million and the accordion feature from $125 million to $225 million, giving us the ability to expand the size of the facility up to an aggregate $1 billion subject to certain customary conditions. The Second Amendment also increased the inventory financing sublimit tranche that we may use to finance the purchase and sale of certain petroleum products subject to sales contracts or hedging agreements and related storage and transportation costs from $75 million to $125 million.

All borrowings under our revolving credit facility bear interest, at our option, either at an alternate base rate or a eurodollar rate. The applicable margin, which is a component of the interest on both the alternate base rate and the eurodollar rate borrowings, previously varied from 1.5% to 2.5% per annum for alternate base rate borrowings and from 2.5% to 3.5% per annum for eurodollar rate borrowings, depending on our leverage ratio. The Second Amendment reduced the applicable margin to 1.0% to 2.0% per annum for alternate base rate borrowings and 2.0% to 3.0% per annum for eurodollar borrowings, depending on our leverage ratio. In addition, the Second Amendment changed the commitment fee on the unused commitment amount from .500% per annum to .375% to .500% per annum depending on our leverage ratio.

The foregoing summary is qualified in its entirety by reference to the Second Amendment, which is attached as Exhibit 10.1. The representations and warranties of the Company in the Second Amendment were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The Second Amendment is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company and its subsidiaries. The representations and warranties made by the Company in the Second Amendment may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Certain of the lenders under the Second Amendment and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Company and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

A copy of our August 22, 2011 press release announcing our entry into the Second Amendment is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits

10.1
Second Amendment to Second Amended and Restated Credit Agreement, dated as of August 19, 2011, among Genesis Energy, L.P. as borrower, BNP Paribas as administrative agent, and the lenders party thereto.

99.1	Press release dated August 22, 2011 announcing the Company’s entry into the Second Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as general partner

Date: August 23, 2011	By:	/s/ Robert V. Deere
Robert V. Deere
Chief Financial Officer